Morrill & Associates, LLC
Certified Public Accountants
1448 North 2000 West, Suite 3
Clinton, Utah 84015
801-820-6233 Phone; 801-820-6628 Fax

April 19, 2012

Office of the Chief Accountant
Securities and Exchange Commission
450 West Fifth Street N.W.
Washington DC 20549

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated April 10, 2012, with respect to the financial statements as of December 31, 2011 and 2010 and the related statements of operations, stockholders’ equity (deficit) and cash flows for years ended December 31, 2011 and 2010, and from inception on June 23, 2009 through December 31, 2011 to be included in the filing of the Form S-1/A (Amendment 8) of Pequot Resources, Inc. (formerly Atlas Resources, Incorp.) (a development stage company).

Sincerely,

/s/ Morrill & Associates

Morrill & Associates